Rouse Properties Reports Third Quarter 2012 Results
- Signed Over 698,000 Square Feet of Leases -
- Leased Percentage Improves 90 Basis Points to 89.3% -
- Same Suite Leasing Spreads Increase 17% -
- Tenant Sales Per Square Foot Up by 5.5% -

New York, NY, November 5, 2012 - Rouse Properties, Inc. (the “Company” or "Rouse") (NYSE: RSE) a national owner of regional enclosed malls, today announced consolidated and combined results for the three and nine months ended September 30, 2012.
"Our leasing momentum continues to accelerate, as we executed more than 698,000 square feet of leases in the third quarter, bringing our 2012 year-to-date leasing to nearly 1.5 million square feet," commented Andrew Silberfein, President and Chief Executive Officer of Rouse Properties. "While we are still in the early stages of executing our strategic plan, our portfolio's leased percentage is up 90 basis points from the previous quarter and 160 basis points since our formation nine months ago. We are seeing this momentum across the full spectrum of in-line and large-format tenants. This improvement is attributable to our asset repositioning strategy, property enhancement program and focused management team." Mr. Silberfein continued, "In addition, during the quarter we amended our credit facility, significantly reducing our borrowing costs. This amendment is not only an indication of the support of our bank group, but reflects the leasing and operating progress we have achieved to date."

Operational Highlights Third Quarter 2012

•	Leased over 698,000 square feet, more than double the volume of leasing activity in the same period last year.

•	Leased percentage was 89.3% at quarter end, an increase of 90 basis points compared to June 30, 2012.

•	Permanent leasing increased 150 basis points compared to June 30, 2012.

•	Total average rental rate for new and renewal leases, on a same suite basis increased 17% and initial rental rate for new and renewal leases increased 9.3%.

•	Comparable tenant sales increased $15 per square foot, or 5.5%, on a trailing twelve-month basis.

Financial Results for the Three Months Ended September 30, 2012
Core Funds From Operations (“Core FFO”) was $14.5 million, or $0.30 per diluted share, as compared to $21.1 million, or $0.59 per diluted share in the prior year period. Core FFO per share using a normalized share count was $0.29 per share as compared to $0.43 per share in the prior year period. The decrease over the prior year is primarily a result of the inclusion of actual costs associated with general and administrative costs whereas the 2011 results included an allocation from General Growth Properties, the Company's parent company prior to the spin off on January 12, 2012.
Core Net Operating Income (“Core NOI”) was $36.9 million as compared to $36.9 million in the prior quarter and $37.5 million in the prior year period.
Net loss was $(13.1) million, or $(0.27) per diluted share, as compared to a net loss of $(9.0) million, or $(0.25) per diluted share in the prior year period. Net loss per share based on a normalized share count was $(0.26) per share as compared $(0.18) per share in the prior year period. The increase in net loss was primarily the result of an increase in actual costs associated with general and administrative costs and other costs incurred during the third quarter 2012. In addition, interest expense increased as a result of additional debt on the portfolio and increased interest rates compared to prior year, and the amortization of deferred financing costs.

Financing
In September, the Company amended its $375 million senior secured credit facility, which consists of a $325 million Term Loan and a $50 million Revolver, to reduce the cost of borrowing to LIBOR plus 450 basis points with no LIBOR floor. Previously, the facility had been priced at LIBOR plus 500 basis points, subject to a LIBOR floor of 1.0%. At the end of the third quarter, the facility had an outstanding balance of $325.1 million, and an undrawn $50 million revolver.
Subsequent Events
On October 25, 2012, the Company placed a new non-recourse mortgage on Animas Valley Mall, located in Farmington, NM for $51.8 million. The loan bears interest at a fixed rate of 4.50% and has a term of ten years. Approximately $37.1 million of the proceeds were used to reduce the Term Loan's outstanding balance to approximately $287.9 million. Net proceeds to the Company after related closing costs were approximately $14.3 million.
Common Share Dividend
On November 1, 2012 the Board of Directors declared a common stock dividend of $0.07 per share payable on January 30, 2013 to stockholders of record on January 16, 2013. The Company's objective is to grow the dividend over time and the Board will continue to evaluate the dividend policy as the Company's repositioning plan takes effect.

2012 Guidance
Based on management's expectation as of the date of this release, the Company is adjusting its guidance for Core FFO per share to a range of $1.16 to $1.23 per normalized share, from a prior range of $1.12 to $1.23 per normalized share, for the year ending December 31, 2012. Guidance does not include the effects of property acquisitions, dispositions, or capital transaction activity completed subsequent to the end of the third quarter, except those previously announced and completed.
A reconciliation of the range of estimated diluted net (loss) per share to estimated Core FFO per share for 2012 follows:

	For the year ended
	December 31, 2012
	Low	High
Expected net (loss) per share - basic and diluted (1)	$(1.44)	$(1.37)
Adjust to normalized common shares (2)	0.10	0.10
Expected net (loss) per share - normalized	(1.34)	(1.27)
Add: Depreciation and amortization	1.41	1.41
Expected Funds From Operations per share - normalized	0.07	0.14
Other core Funds From Operations adjustments (3)	1.09	1.09
Core Funds From Operations - normalized	$1.16	$1.23

(1) Assumes annualized weighted average common shares outstanding - basic and diluted of 46,146,895.
(2) Assumes all of the common shares were issued January 1, 2012. Calculated using 49,584,189.
(3) Refer to the Supplemental Information package for additional details on the nature of the adjustments to reconcile to FFO and Core FFO. 2012 Guidance includes Straight-line rent and above / below market lease amortization of $17.1 million, non-comparable costs related to the spin-off from GGP and property acquisition costs of $8.0 million, Mark-to-market adjustments on debt of $10.5 million, Write-off of market rate debt adjustments of $9.0 million, Amortization of deferred financing costs of $7.2 million, Debt extinguishment costs of $1.8 million and Provision for income taxes of $0.5 million.

Supplemental Information
The Company released an informational supplemental packet, available at www.rouseproperties.com under the Investors section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 10:00 a.m. eastern time on November 6, 2012, to discuss third quarter 2012 results. The number to call is 877-407-3982 (domestic) and 1-201-493-6780 (international). The live webcast will be available at www.rouseproperties.com under the Investors section. A replay of the conference call will be available through November 20, 2012, by dialing 877-870-5176 (domestic) and 1-858-384-5517 (international) and entering the passcode 401174.
Forward Looking Statement
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include statements related to the Company's ability to outperform the ongoing recovery of the Retail and REIT industry and the markets in which the Company's mall properties are located, the Company's ability to generate internal and external growth, the Company's ability to identify and complete the acquisition of properties in new markets, the Company's ability to complete redevelopment projects, the Company's ability to increase margins, including Net Operating Income and the Company's operating expectations for the full 2012 calendar year. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and other documents filed by the Company with the Securities and Exchange Commission.
Non GAAP Financial Measures
The Company makes reference to net operating income (“NOI”) and funds from operations (“FFO”).  NOI is defined as operating revenues (minimum rents, including lease termination fees, tenant recoveries, overage rents, and other income) less property and related expenses (real estate taxes, repairs and maintenance, marketing, other property operating costs, and provision for doubtful accounts). We use FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss) attributable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization.
In order to present operations in a manner most relevant to its future operations, Core FFO and Core NOI have been presented to exclude certain non-cash and non-recurring revenue and expenses. A reconciliation of NOI to Core NOI and FFO to Core FFO has been included in the "Reconciliation of Core NOI and Core FFO" schedule attached to this release.
NOI, FFO and derivations thereof, are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders.  For reference, as an aid in understanding management's computation of NOI and FFO, a reconciliation of NOI to operating income and FFO to net income (loss) in accordance with GAAP has been included in the "Reconciliation of Non-GAAP to GAAP Financial Measures" schedule attached to this release.
About Rouse
Rouse is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 31 malls in 19 states encompassing approximately 22 million square feet of space. For more information, visit www.rouseproperties.com.

Consolidated and Combined Statements of Operations and Comprehensive Loss

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30, 2012 (Unaudited)	September 30, 2011 (Unaudited)	September 30, 2012 (Unaudited)	September 30, 2011 (Unaudited)

Revenues:
Minimum rents	$38,458	$38,467	$113,742	$113,423
Tenant recoveries	18,006	17,899	51,517	53,837
Overage rents	786	779	2,890	2,541
Other	1,213	1,410	3,671	4,108
Total revenues	58,463	58,555	171,820	173,909
Expenses:
Real estate taxes	5,979	5,829	17,544	17,943
Property maintenance costs	2,916	2,731	9,708	9,691
Marketing	729	777	1,850	2,351
Other property operating costs	16,070	15,804	45,386	43,395
Provision for doubtful accounts	699	294	1,413	806
General and administrative	5,267	2,374	15,726	8,100
Depreciation and amortization	16,799	20,425	51,846	58,911
Other	1,512	240	7,954	162
Total expenses	49,971	48,474	151,427	141,359
Operating income	8,492	10,081	20,393	32,550

Interest income	253	6	263	14
Interest expense	(21,712)	(18,963)	(75,400)	(54,285)
Loss before income taxes	(12,967)	(8,876)	(54,744)	(21,721)
Provision for income taxes	(89)	(97)	(328)	(385)
Net loss	$(13,056)	$(8,973)	$(55,072)	$(22,106)

Net loss per share - Basic and Diluted (1)	$(0.27)	$(0.25)	$(1.22)	$(0.62)

Dividends declared per share	$0.07	$—	$0.14	$—

Comprehensive loss:
Net loss	$(13,056)	$(8,973)	$(55,072)	$(22,106)
Other comprehensive gain (loss):
Net unrealized gain (loss) on financial instrument	32	—	(33)	—
Comprehensive loss	$(13,024)	$(8,973)	$(55,105)	$(22,106)

(1) Calculated using weighted average number of shares of 49,244,562 and 35,906,105 for the three months ended September 30, 2012 and 2011 and 45,105,947 and 35,906,105 for the nine months ended September 30, 2012 and 2011, respectively.

Consolidated and Combined Balance Sheets

(In thousands)	September 30, 2012 (Unaudited)	December 31, 2011

Assets:
Investment in real estate:
Land	$317,383	$299,941
Buildings and equipment	1,226,404	1,162,541
Less accumulated depreciation	(106,825)	(72,620)
Net investment in real estate	1,436,962	1,389,862
Cash and cash equivalents	22,412	204
Restricted cash	37,569	13,323
Demand deposit from affiliate	150,161	—
Accounts receivable, net	22,264	17,561
Deferred expenses, net	39,396	35,549
Prepaid expenses and other assets	116,323	127,025
Total assets	$1,825,087	$1,583,524

Liabilities:
Mortgages, notes and loans payable	$1,187,377	$1,059,684
Accounts payable and accrued expenses	88,456	97,512
Total liabilities	1,275,833	1,157,196

Commitments and contingencies	—	—

Equity:
Common stock (1)	493	—
Class B common stock (2)	4	—
Additional paid-in capital	591,472	—
GGP Equity	—	426,328
Accumulated deficit	(42,793)	—
Accumulated other comprehensive loss	(33)	—
Total stockholders' equity	549,143	426,328
Non-controlling interest	111	—
Total equity	549,254	426,328
Total liabilities and equity	$1,825,087	$1,583,524

(1) Common stock: $0.01 par value; 500,000,000 shares authorized, 49,225,133 and 0 shares issued and outstanding, respectively
(2) Class B common stock: $0.01 par value; 1,000,000 shares authorized, 359,056 and 0 shares issued and outstanding, respectively.

Reconciliation of Core NOI and Core FFO - For The Three Month Period Ended

	September 30, 2012			September 30, 2011
(In thousands)	(Unaudited)			(Unaudited)
	GAAP (7)	Core Adjustments	Core NOI / FFO	GAAP (7)	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$38,458	$4,812	$43,270	$38,467	$4,377	$42,844
Tenant recoveries	18,006	—	18,006	17,899	—	17,899
Overage rents	786	—	786	779	—	779
Other	1,213	—	1,213	1,410	—	1,410
Total revenues	58,463	4,812	63,275	58,555	4,377	62,932
Operating expenses:
Real estate taxes	5,979	—	5,979	5,829	—	5,829
Property maintenance costs	2,916	—	2,916	2,731	—	2,731
Marketing	729	—	729	777	—	777
Other property operating costs (2)	16,070	(31)	16,039	15,804	(31)	15,773
Provision for doubtful accounts	699	—	699	294	—	294
Total operating expenses	26,393	(31)	26,362	25,435	(31)	25,404

Net operating income	32,070	4,843	36,913	33,120	4,408	37,528

General and administrative (3)	5,267	—	5,267	2,374	—	2,374
Other (4)	1,512	(1,512)	—	240	(240)	—
Subtotal	25,291	6,355	31,646	30,506	4,648	35,154

Interest income	253	—	253	6	—	6
Interest expense
Mark-to-market adjustments on debt	(2,535)	2,535	—	(4,931)	4,931	—
Amortization of deferred financing costs	(1,820)	1,820	—	—	—	—
Interest on existing debt	(17,357)	—	(17,357)	(14,032)	—	(14,032)
Provision for income taxes	(89)	89	—	(97)	97	—
Funds from operations	$3,743	$10,799	$14,542	$11,452	$9,676	$21,128
Funds from operations per share - basic and diluted (5)			$0.30			$0.59
Funds from operations per share - normalized (6)			$0.29			$0.43

(1) Core adjustments include amounts for straight-line rent of $(696) and $(1,548) and above / below market lease amortization of $5,508 and $5,925 for the three months ended September 30, 2012 and 2011.
(2) Core adjustments include above / below market ground lease amortization of $31 thousand for the three months ended September 30, 2012 and 2011.
(3) General and administrative costs include $636 of non-cash stock compensation expense.
(4) Core adjustments include non-comparable costs related to the spin-off from General Growth Properties and property acquisition costs
(5) Calculated using weighted average number of shares of 49,244,562 and 35,906,105 for the three months ended September 30, 2012 and 2011.
(6) Assumes all of the common shares were issued July 1, 2012. Calculated using 49,584,189 common shares.
(7) Based on generally accepted accounting principles in the United States of America.

Reconciliation of Core NOI and Core FFO - For The Nine Month Period Ended

	September 30, 2012			September 30, 2011
(In thousands)	(Unaudited)			(Unaudited)
	GAAP (7)	Core Adjustments	Core NOI / FFO	GAAP (7)	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$113,742	$14,666	$128,408	$113,423	$13,262	$126,685
Tenant recoveries	51,517	—	51,517	53,837	—	53,837
Overage rents	2,890	—	2,890	2,541	—	2,541
Other	3,671	—	3,671	4,108	—	4,108
Total revenues	171,820	14,666	186,486	173,909	13,262	187,171
Operating expenses:
Real estate taxes	17,544	—	17,544	17,943	—	17,943
Property maintenance costs	9,708	—	9,708	9,691	—	9,691
Marketing	1,850	—	1,850	2,351	—	2,351
Other property operating costs (2)	45,386	(93)	45,293	43,395	(93)	43,302
Provision for doubtful accounts	1,413	—	1,413	806	—	806
Total operating expenses	75,901	(93)	75,808	74,186	(93)	74,093

Net operating income	95,919	14,759	110,678	99,723	13,355	113,078

General and administrative (3)	15,726	—	15,726	8,100	—	8,100
Other (4)	7,954	(7,954)	—	162	(162)	—
Subtotal	72,239	22,713	94,952	91,461	13,517	104,978

Interest income	263	—	263	14	—	14
Interest expense
Mark-to-market adjustments on debt	(7,919)	7,919	—	(8,601)	8,601	—
Write-off of market rate debt adjustments	(8,957)	8,957	—	1,489	(1,489)	—
Amortization of deferred financing costs	(5,508)	5,508	—	—	—	—
Write-off of deferred financing costs	(1,780)	1,780	—	—	—	—
Debt extinguishment costs	—	—	—	(1,475)	1,475	—
Interest on existing debt	(51,236)	—	(51,236)	(45,698)	—	(45,698)
Provision for income taxes	(328)	328	—	(385)	385	—
Funds from operations	$(3,226)	$47,205	$43,979	$36,805	$22,489	$59,294
Funds from operations per share - basic and diluted (5)			$0.98			$1.65
Funds from operations per share - normalized (6)			$0.89			$1.20

(1) Core adjustments include amounts for straight-line rent of $(3,852) and $(5,313) and above / below market lease amortization of $18,518 and $18,575 for the nine months ended September 30, 2012 and 2011.
(2) Core adjustments include above / below market ground lease amortization of $93 for the nine months ended September 30, 2012 and 2011.
(3) General and administrative costs include $1,651 of non-cash stock compensation expense and $352 of corporate allocation from GGP.
(4) Core adjustments include non-comparable costs related to the spin-off from General Growth Properties and property acquisition costs
(5) Calculated using weighted average number of shares of 45,105,947 and 35,906,105 for the nine months ended September 30, 2012 and 2011.
(6) Assumes all of the common shares were issued January 1, 2012. Calculated using 49,584,189 common shares.
(7) Based on generally accepted accounting principles in the United States of America.

Reconciliation of Non-GAAP to GAAP Financial Measures

	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2012 (Unaudited)	September 30, 2011 (Unaudited)	September 30, 2012 (Unaudited)	September 30, 2011 (Unaudited)

Reconciliation of NOI to GAAP Operating Income
NOI:	$32,070	$33,120	$95,919	$99,723
General and administrative	(5,267)	(2,374)	(15,726)	(8,100)
Other	(1,512)	(240)	(7,954)	(162)
Depreciation and amortization	(16,799)	(20,425)	(51,846)	(58,911)
Operating income	$8,492	$10,081	$20,393	$32,550

Reconciliation of FFO to GAAP Net Loss Attributable to Common Stockholders
FFO:	$3,743	$11,452	$(3,226)	$36,805
Depreciation and amortization	(16,799)	(20,425)	(51,846)	(58,911)
Net loss attributable to common stockholders	$(13,056)	$(8,973)	$(55,072)	$(22,106)

Weighted average numbers of shares outstanding	49,244,562	35,906,105	45,105,947	35,906,105
Per Share	$(0.27)	$(0.25)	$(1.22)	$(0.62)

Weighted average numbers of shares outstanding (normalized) (1)	49,584,189	49,584,189	49,584,189	49,584,189
Per Share (normalized)	$(0.26)	$(0.18)	$(1.11)	$(0.45)

(1) Assumes all of the common shares were issued on July 1 for the three months ended September 30, 2012 and 2011 and on January 1 for the nine months ended September 30, 2012 and 2011. Calculated using 49,584,189 shares common shares.

Source: Rouse Properties, Inc.
Rouse Properties, Inc.
Investor Relations, 212-608-5108
IR@rouseproperties.com